Community National Bank News Release

For immediate release Friday, July 13, 2012

For more information, contact:
Stephen P. Marsh, Chairman, President and CEO of Community Bancorp. and Community National Bank, at (802) 334-7915

Austin elected to the Board of Community National Bank

Derby, VT—Stephen P. Marsh, Chairman, President and CEO of Community Bancorp. and Community National Bank is pleased to announce that the Board of Directors of Community Bancorp. and Community National Bank unanimously elected Kathryn (Kathy) M. Austin to the Board of Directors of Community National Bank during the Company’s regularly scheduled board meeting held on Tuesday, July 10, 2012.

Kathy has worked at Community National Bank for over 32 years, most recently as Executive Vice President in charge of Retail Banking. Kathy is a graduate of both the New England School of Banking at Williams College as well as the Stonier Graduate School of Banking. In 2003, she received the Outstanding Community Banker Award presented by the Vermont Bankers Association. Kathy currently serves as Board Chair of North Country Health Systems.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.